Exhibit 4.2

Statoil ASA
Statoil Petroleum AS

Officers’ Certificate

Pursuant to Sections 102 and 301 of the Indenture

Each of the undersigned officers of Statoil ASA, a public limited company incorporated under the laws of the Kingdom of Norway (the “Company”) and of Statoil Petroleum AS, a limited company incorporated under the laws of the Kingdom of Norway (“Statoil Petroleum”), hereby certifies:

1.                                      The terms of the series of securities established under the Indenture, dated as of April 15, 2009, as supplemented by the Supplemental Indenture No. 1, dated as of May 26, 2010 (the “Indenture”), among the Company, Statoil Petroleum and Deutsche Bank Trust Company Americas, as Trustee, in the aggregate principal amount of US$300,000,000, representing a reopening of the series of notes entitled the 4.250% Notes due 2041 (the “2041 Notes”), are set forth in Annex A.

2.                                      That the following statements are made pursuant to the provisions of Section 102 of the Indenture:

(1)                                 Each of the undersigned has read the provisions of the Indenture setting forth conditions precedent to the authentication of the 2041 Notes, and the definitions in the Indenture relating thereto;

(2)                                 Each of the undersigned has examined resolutions of the Board of Directors of the Company and resolutions of the Board of Directors of Statoil Petroleum together with the terms set forth in Annex A;

(3)                                 In the opinion of each of the undersigned such examination is sufficient to enable us to express an informed opinion as to whether or not the conditions precedent referred to above have been complied with; and

(4)                                 Each of the undersigned is of the opinion that the conditions precedent referred to above have been complied with.

IN WITNESS WHEREOF, each of the undersigned has signed his name.

Dated: November 23, 2012	Statoil ASA

	By:	/s/ Robert Adams
		Name:	Robert Adams
		Title:	Senior Vice President Finance

Statoil Petroleum AS

By:	/s/ Robert Adams
	Name:	Robert Adams
	Title:	Senior Vice President Finance

Signature Page to 102/301 Officers’ Certificate (TAP)

Annex A

U.S.$300,000,000 Reopening of the 4.250% Notes due 2041:

Issuer:	Statoil ASA (“Statoil”).

Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).

Title:	4.250% Notes due 2041 (the “2041 Notes”).

The 2041 Notes offered hereby represent a reopening of the 4.250% Notes due 2041 and will form part of the same series as, and be fungible with, the U.S.$350,000,000 aggregate principal amount of the 4.250% Notes due 2041 that were issued on November 23, 2011.

Total Principal Amount of Reopening:	$300,000,000

Reopening Issuance Date:	November 23, 2012

Maturity Date:	November 23, 2041

Day Count:	30/360

Day Count Convention:	Following unadjusted.

Interest Rate:	4.250% per annum.

Date Interest Starts Accruing:	November 23, 2012

Interest Payment Dates:	May 23 and November 23 of each year, subject to the Day Count Convention, commencing May 23, 2013.

Make-Whole Spread:	20 bps

Further Issuances:

Statoil may, at its sole option, at any time and without the consent of the then existing noteholders, “reopen” the 2041 Notes and issue an unlimited principal amount of additional 2041 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated November 14, 2012 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2041 Notes issued thereunder. These additional 2041 Notes will be deemed part of the same series as the 2041 Notes offered thereunder and will provide the holders of these additional 2041 Notes the right to vote together with holders of the 2041 Notes issued thereunder. Statoil may reopen the 2041 Notes only if the additional 2041 Notes issued will be fungible with the 4.250% Notes due 2041 issued on November 23, 2011 and the 2041 Notes for United States federal income tax purposes.

CUSIP Number:	85771PAE2

ISIN:	US85771PAE25

Denomination:	The 2041 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Place of Payment and Paying Agent:	Corporate Trust Office of the Trustee, New York, NY.

Guarantee:	Payment of the principal of and interest on the 2041 Notes is fully guaranteed by Statoil Petroleum pursuant to Section 1401 of the Indenture.

Form of Securities:

The 2041 Notes will be issued in the form of global notes that will be deposited with The Depository Trust Company on the closing date. Each global note will be registered in the name of Cede & Co. as nominee for The Depository Trust Company.

Business Day:	Any weekday on which banking or trust institutions in neither New York nor Oslo are authorized generally or obligated by law, regulation or executive order to close.

Regular Record Dates for Interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Sinking Fund:	There is no sinking fund.

Optional Tax Redemption:	Statoil and Statoil Petroleum have the option to redeem the 2041 Notes of either series, in whole but not in part, at any time in accordance with Section 1108 of the Indenture.

Optional Make-Whole Redemption:

Statoil has the right to redeem the 2041 Notes of any series, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the applicable series of the 2041 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the applicable series of the 2041 Notes to be redeemed (not including any portion of payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus, for each series of 2041 Notes, its Make-Whole Spread, plus accrued and unpaid interest to the date of redemption.

Additional Amounts:	None payable under current law.

The government or any political subdivision or taxing authority of such government of any jurisdiction where Statoil or Statoil Petroleum are incorporated (currently the Kingdom of Norway) or, if different, tax resident may require Statoil or Statoil Petroleum to withhold amounts from payments on the principal or interest on the 2041 Notes of either series or payment under the guarantees for taxes, assessments or any other governmental charges. If any such jurisdiction requires a withholding of this type, Statoil or Statoil Petroleum may be required to pay the noteholder additional amounts so that the net amount the noteholder receives will be the amount specified in the applicable series of the 2041 Notes. However, in order for the noteholder to be entitled to receive the additional amounts, the noteholder must not be resident in the jurisdiction that requires the withholding. Statoil and Statoil Petroleum will not have to pay additional amounts under any or any combination of the following circumstances:

1) The tax, assessment or governmental charge is imposed only because the noteholder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the noteholder, if the noteholder is an estate, trust, partnership or corporation, was or is connected to the taxing jurisdiction, other than by merely holding the 2041 Notes or receiving principal or interest in respect thereof. These connections include where the noteholder or related party:

(a) is or has been a citizen or resident of the jurisdiction;

(b) is or has been present or engaged in trade or business in the jurisdiction;

(c) has or had a permanent establishment in the jurisdiction.

(2) The tax, assessment or governmental charge is imposed due to the presentation of the 2041 Notes of either series (where presentation is required) for payment on a date more than 30 days after the applicable series of the 2041 Notes became due or after the payment was provided for, whichever occurs later.

(3) The tax, assessment or governmental charge is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge.

(4) The tax, assessment or governmental charge is for a tax or governmental charge that is payable in a manner that does not involve withholding.

(5) The tax, assessment or governmental charge is imposed or withheld because the noteholder or beneficial owner failed to comply with any of Statoil’s following requests:

(a) to provide information about the nationality, residence or identity of the noteholder or beneficial owner, or

(b) to make a declaration or other similar claim or satisfy any information or reporting requirements in each case that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such tax, assessment or governmental charge.

(6) The tax, assessment or governmental charge is imposed pursuant to European Union Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings or any law or agreement implementing or complying with, or introduced to conform to, such directive.

(7) The tax, assessment or governmental charge is imposed on a noteholder or beneficial owner who could have avoided such withholding or deduction by presenting its 2041 Notes to another paying agent.

(8) The noteholder is a fiduciary, partnership or other entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, the 2041 Notes, and the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary, a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had such beneficiary, settlor, member or beneficial owner been the noteholder of the 2041 Notes.

The foregoing provisions will also apply to any present or future taxes, assessments or governmental charges imposed by any jurisdiction in which Statoil’s or Statoil Petroleum’s successor is organized or incorporated or, if different, tax resident.